Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 18, 2004 relating to the financial statements and financial highlights of the Balanced Fund, Large-Cap Growth Equity Fund, Large-Cap Value Equity Fund, Index Equity Fund, Intermediate Bond Fund, International Equity Fund, Mid-Cap Growth Equity Fund, Mid-Cap Value Equity Fund, Stable Asset Return Fund, Small-Cap Equity Fund, Conservative Structured Portfolio Service, Moderate Structured Portfolio Service and Aggressive Structured Portfolio Service, each a fund or portfolio of the American Bar Association Members/State Street Collective Trust, which appears in such Prospectus. We also consent to the references to us under the headings “Summary Financial Data” and “Experts” in such Prospectus.

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 6, 2004